Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 6, 2014, in this registration statement on Form S-3 of Blue Bird Corporation, relating to the balance sheet of Hennessy Capital Acquisition Corp. as of December 31, 2013, and the related statements of operations, stockholder’s equity and cash flows for the period from September 24, 2013 (inception) to December 31, 2013, incorporated by reference and to the reference to our firm under the heading of “Experts” in the registration statement.

/s/ Rothstein Kass

Roseland, New Jersey
September 8, 2015